Exhibit 16.1

April 24, 2026

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MINISO Group Holding Limited and, under the date of April 24, 2025, we reported on the consolidated financial statements of MINISO Group Holding Limited as of June 30, 2023, December 31, 2023 and December 31, 2024 and for the years ended June 30, 2022 and 2023, the six months ended December 31, 2023 and the year ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024. On June 12, 2025, we retired upon the expiration of our term of office and did not stand for reelection.

We have read MINISO Group Holding Limited’s statements included under Item 16F of its Form 20-F dated April 24, 2026, and we agree with such statements, except that we are not in a position to agree or disagree with MINISO Group Holding Limited’s statements that (i) the appointment of Ernst & Young, or EY, and Ernst & Young Hua Ming LLP, or EY HM, as MINISO Group Holding Limited’s auditors following the retirement of KPMG and KPMG Huazhen LLP was approved by MINISO Group Holding Limited’s shareholders at the same annual general meeting. The engagement of EY and EY HM had been recommended by MINISO Group Holding Limited’s audit committee and approved by MINISO Group Holding Limited’s board of directors and (ii) that neither MINISO Group Holding Limited, nor anyone on its behalf, has consulted EY HM regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on MINISO Group Holding Limited’s consolidated financial statements, and neither a written report nor oral advice that EY HM concluded was an important factor considered by MINISO Group Holding Limited in reaching a decision as to any accounting, auditing, or financial reporting issue; or (b) any matter that was the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of the instructions to Form 20-F and the related instructions therein) or a reportable event.

Very truly yours,

/s/ KPMG Huazhen LLP